AGREEMENT OF MERGER

Agreement of Merger, (the "Agreement"), dated as of October 29, 2001 2001, between Copernicus International Incorporated a Delaware corporation ("**CII**") and Plantation Lifecare Developers, Inc., a ("development stage") Delaware corporation ("**PLD**").

WHEREAS, the authorized capital stock of PLD consists of 1,000 shares, $0 par value per share of common stock (the "PLD common stock"), of which 1,000 shares (the "Shares") will be issued and outstanding immediately prior to the Effective Time; and

WHEREAS, the authorized capital stock of CII consists of 140,000,000 shares, $.0004 par value per share, of common stock (the "CII Common Stock"), of which 11,870,500 shares are presently outstanding; and

WHEREAS, the Board of Directors of CII, and PLD respectively have approved a merger (the **"Merger"**) of PLD into CII in accordance with the laws of the State of Delaware, upon the terms and subject to the conditions set forth in this Merger Agreement, and pursuant to which each Share of PLD shall be converted into the right to receive shares of CII Common Stock; and

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements made herein and of the mutual benefits to be derived hereby, the parties hereto agree as follows:

ARTICLE 1
THE MERGER

1.01 The Merger.

(a) Upon the terms and subject to the conditions of this Agreement, PLD shall merge with and into CII; such merger to be conducted in accordance with the laws of the State of Delaware, with CII continuing as the surviving corporation (the "Surviving Corporation"), and the separate existence of PLD terminating. The Merger shall be effective (the "Effective Time") upon the filing of Certificate of Merger, in such form as required by, and executed in accordance with the relevant provisions of the Delaware Revised Business Corporation Act.

(b) The Merger shall have the effect set forth in the Delaware Revised Business Corporation Act.

(c) The Certificate of Incorporation of CII in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation.

(d) The Bylaws of CII in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation. Provided, however, that after the Effective Time and prior to June 30, 2002, the Board of Directors of CII may amend the Bylaws of CII as they deem necessary and appropriate, subject to the requirements and the restrictions of the Delaware Revised Business Corporation Act.

(e) The Board of Directors of CII immediately prior to the Effective Time shall be the initial Board of Directors of CII, provided that as of the Effective Time all existing Officers and Directors of CII shall resign and the Board of Directors of PLD immediately prior to the Effective Time shall become the Directors of CII.

1.02. Conversion or Cancellation of PLD Common Stock.

(a) As soon as practicable after the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, each Share issued and outstanding immediately prior to the Effective Time, except for Shares entitled to dissenters rights payout, if any, shall be converted into the right to receive the shares of CII capital stock, after effect of the reverse split described in Section 6.01(d) (the "Exchange Shares"), deliverable to the holder thereof, upon the surrender of the certificate representing such Share as follows: (i) one (1) Share shall be converted into approximately 25,129 shares of CII common stock. Any fraction of a share of CII common stock shall be rounded up to a whole share. The exchange of Shares shall occur in a manner and at the time the "Exchange Date") described in Section 1.03.

(b) As of the Effective Time of the Merger, the holders of certificates representing Shares shall cease to have any rights as stockholders of PLD and their sole right shall be the right to receive the consideration provided in this Section 1.02, without interest thereon.

(c) Each other share of capital stock of CII issued and outstanding immediately prior to the Effective Time shall continue as issued and outstanding capital stock of CII.

(d) After the Effective Time, the shareholders of PLD will hold approximately 25,129,319 of the outstanding shares of the Company, and the current shareholders of the Company holding shares after the Effective Time, will hold approximately 4,870,681 of the outstanding shares of the Company.

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1.03 Surrender of Share Certificates; Payment.

(a) As a necessary part of this transaction and completion and issuance of the Exchange Shares to the stockholders of PLD it shall be necessary for CII to complete a reverse split of its outstanding common stock on a 2.4371:1 basis (the "Reverse Split"). Pursuant to the provisions of Section 6.01(d), at the effective time of the Merger, the Reverse Split shall have been approved by the requisite vote or consent of the stockholders and directors of CII. CII agrees and covenants to PLD and the holders of the outstanding shares of stock of PLD that CII shall file all necessary and appropriate documents with the Delaware Secretary of State, and all other appropriate regulatory or governmental authorities to complete and effectuate the Reverse Split. The Exchange Date shall be the effective date of the Reverse Split as provided in the Certificate of Amendment to the Certificate of Incorporation for CII, which CII will file to effect the Reverse Split.

(b) As of the Exchange Date, CII shall accept from each holder of record of Shares a certificate or certificates which, immediately prior to the Effective Time, represented outstanding Shares. Delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon receipt of the Shares by CII or its designated agent for such purposes, and instructions for use in effecting the surrender of the Shares for exchange for Exchange Shares therefore. Upon surrender of a duly endorsed share certificate for exchange to CII or to such other agent or agents as may be appointed by CII, together with any other required documents, the holder of such Share certificate shall be entitled to receive the consideration provided in Section 1.02(a), and the Share certificate so surrendered shall forthwith be cancelled.

1.04 Restrictions on Sales of Common Shares. Upon issuance of the Exchange Shares to the holders of the Shares in exchange therefore, in accordance with the terms and conditions hereof, the Exchange Shares shall be fully paid, validly issued, and nonassessable, and not subject to any preemptive rights or any liens, claims, equities, encumbrances, or security interests or any restrictions on the transfer thereof other than those set forth in this Agreement or imposed by law. At the Effective Time, the Exchange Shares shall not be subject to an effective Registration Statement under the Securities Act of 1933 (the "Act"), and may be sold or transferred only pursuant to an effective Registration Statement or an exemption from registration, including without limitation Rule 144 as promulgated pursuant to the Securities Act of 1933, and in compliance with all applicable state securities laws. A sale or transfer shall include any offer or the sale, gift, disposition, attempted disposition, liquidating distribution, transfer, assignment, delivery, pledge, hypothecation, allocation or creation or attempted creation of any present or future interest, right, claim, or privilege in or to any of the Exchange Shares. Prior to the issuance of the Exchange Shares, as a condition to the issuance by CII of the Exchange Shares, CII shall receive from each holder of PLD Shares, a representation and warranty that the Exchange Shares to be received by such holder have been acquired solely for such holder's own account for investment and may not be sold by such holder except in accordance with all applicable securities laws. It is acknowledged that the

certificates representing the Exchange Shares will bear a restrictive legend similar to the following:

The Shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold or otherwise transferred unless a compliance with the registration provisions of such Act has been made or unless availability of an exemption from such registration provisions has been established or unless sold pursuant to Rule 144 under the securities Act of 1933.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF PLD

PLD represents and warrants to CII that:

2.01 Due Organization. PLD is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its businesses as they are being conducted on the date of this Agreement. Except as set forth on a Disclosure Schedule delivered to CII on the date hereof (the "Disclosure Schedule"). PLD is duly qualified as a foreign corporation, and is in good standing in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on PLD. Except as set forth on the Disclosure Schedule, all of the outstanding Shares of PLD Common Stock are validly issued, fully paid and nonassessable. PLD neither directly nor indirectly owns any material interest in any corporation, partnership, joint venture or other business association or entity, except as set forth on the Disclosure Schedule.

2.02 Execution and Delivery of Agreement.

(a) PLD has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by PLD and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action, except for the approval of the Merger by the stockholders of PLD. This Agreement has been duly executed and delivered by PLD and shall, upon receipt of approval by the holders of the Shares, constitute the legal, valid and binding obligation of PLD, enforceable against PLD in accordance with its terms, except that; (a) the enforceability hereof may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally; and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefore may be brought.

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(b) The Board of Directors of PLD has and prior to the Effective Time the requisite number of stockholders shall have, by resolution duly adopted, approved the Merger and this Agreement by the vote of or written consent as required by Delaware law.

(c) Except as set forth in the Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not violate (i) the Certificate of Incorporation or Bylaws of PLD; (ii) any material contractual restriction binding on PLD; or (iii) any judgment, order, decree, law, rule or regulation applicable to PLD or its respective properties, which contravention would have a material adverse effect on the business or financial condition of PLD. No approval or authorization of, or filing with, any governmental or regulatory authority is required for the execution and delivery of this Agreement by PLD or the consummation by PLD of the transactions contemplated hereby, except the filing of the appropriate Certificate of Merger, and if necessary, the amendments to PLD's Certificate of Incorporation with the appropriate official of the State of Delaware.

2.03. Capital Stock. The authorized capital stock of PLD consists of 1,000 shares of no par value common stock, of which 1,000 shares will be issued and outstanding immediately prior to the Effective Time. As of the date hereof, no other equity securities of PLD are outstanding or reserved for issuance. No shares of PLD common stock are held in PLD's treasury or reserved for issuance; and no preferred shares are authorized, issued or outstanding. All outstanding shares of capital stock of PLD are duly authorized, validly issued, fully paid and nonassessable. There are not outstanding on the date hereof any subscriptions, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating PLD to issue, deliver, sell, or cause to be issued, delivered or sold, any additional shares of the capital stock of any class or series of PLD or obligating PLD to grant, extend or enter into any such agreement or commitment.

2.04. Financial Statements.

(a) Attached hereto as Exhibit 2.04 are the following statements (collectively the "PLD" Financial Statements"): audited consolidated balance sheets and statements of income, changes in stockholder's equity and cash flow as of and from inception for PLD. The PLD Financial Statements have been prepared in accordance with generally accepted accounting principals applied on a consistent basis throughout the periods covered thereby, and present fairly the financial condition of PLD and its subsidiaries, if any, as of such dates and the results of the operations of PLD and its subsidiaries, if any, for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

(b) Since the Most Recent Fiscal Month End, there has not been any material adverse change in the financial condition of PLD taken as a whole. Without limiting the generality of the foregoing, since that date PLD has not engaged in any

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practice, taken any action, or entered into any transaction outside the ordinary course of business and no change has occurred which has or may reasonably be expected to have a material adverse affect on the ability of PLD to consummate the transactions contemplated by this Agreement or on the business or financial condition of PLD.

2.05 Other Information.

(a) None of the written information supplied by or on behalf of PLD to CII contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or to correct any statement previously made.

(b) All written statements, memoranda, certificates, schedules, lists or other written information (including, without limitation, financial information) heretofore, or hereafter provided by PLD to CII or any of its representatives, pursuant to the terms hereof, or otherwise in connection with the transactions contemplated hereby, have been and will be true and correct in all material respects, and do not and will not contain any material misleading statement or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, and in view of all the written information which was provided by PLD to CII or any of their representatives, not misleading.

2.06 Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of PLD in such manner as to give rise to any valid claim against PLD or CII for any broker or finder's fee or similar compensation in connection with the merger.

2.07 No Violation of Law. (a) to the knowledge of PLD, the business of PLD is being conducted in conformity with applicable law, ordinance, regulation, judgment, decree, injunction or order of any court or other governmental entity, except for violations which individually or in the aggregate, do not and are not expected to have a material adverse effect on PLD taken as a whole; and (b) no investigation or review by any governmental or regulatory entity with respect to PLD is pending, or to the knowledge of PLD, threatened, nor has any governmental or regulatory entity indicated an intention to conduct the same, other than those the outcome of which will not in the aggregate have or be expected to have a material adverse effect on PLD taken as a whole.

2.08 Litigation. There is no suit, action, proceeding, claim, demand, arbitration, grievance, citation, summons, subpoena, inquiry, or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending, or to the knowledge of PLD, or any Shareholder threatened against or affecting PLD or any of its subsidiaries at law or in equity, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, the results of which would have a material adverse effect on PLD.

2.09 Taxes.

(a) (i) all returns and reports of all Taxes (as defined below) including, without limitation, consolidated federal income tax returns of PLD, withholding tax returns, and tax reports, required to be filed with respect to PLD or any of its income, properties or operations, have been duly filed in a timely manner (taking into account all extensions of due dates); (ii) all information provided in such returns, declarations and reports is true, correct and complete in all material respects; and (iii) all taxes attributable to PLD and its subsidiaries that are or were due and payable have been paid, provided for, or are being contested in good faith.

(b) There is no claim or assessment pending, or to the best of PLD's knowledge, threatened against PLD for any alleged deficiency of any Taxes, and PLD does not know of any audit or investigation with respect to any liability of PLD for Taxes.

(c) For purposes of this Agreement, "Taxes" shall be understood to include any tax or similar governmental charge, impost or levy, together with any related liabilities, penalties, fines, additions to tax or interest, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof.

2.10. Current Negotiations and Discussions. Except as set out in the Disclosure Schedule, as of the date of this Agreement, neither PLD nor any of its affiliates, officers, directors, representatives, or agents is in negotiations with, or soliciting offers or proposals from any corporation, partnership, person or other entity or group (other than CII and its respective directors, offices, employees, representatives or agents) in respect of any merger, sale of assets, sale of shares of capital stock or similar transactions involving PLD.

2.11 Title to Assets. PLD has good and marketable title to all of its assets free and clear of all security interests. The ability of PLD to use any intellectual property is not currently materially and adversely affected by the bankruptcy of any licensor except that warranty, support and service obligations may not be enforceable against licensors who are bankrupt.

2.12 Events Subsequent to Most Recent Fiscal Month End. Since the Most Recent Fiscal Month End, there has not been any material adverse change in the business, financial condition, operations or results of operations or to the best knowledge of PLD, the future prospects of PLD.

2.13 Real Property.

(a) PLD owns no real property.

(b) PLD leases no real property.

2.14 Intellectual Property. PLD owns no intellectual property for the operation of the business as presently conducted.

2.15 Contracts PLD is not a party to any outstanding contracts and is not in breach of any previous contracts that would have a material adverse effect on PLD or this transaction.

2.16 Employees. PLD is not bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. PLD and its directors and officers have no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to its employees or of any unfair labor practice committed by PLD.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF CII

CII represents and warrants to PLD that:

3.01. Due Organization. CII is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its businesses as they are being conducted on the date of this Agreement. Except as set forth on a Disclosure Schedule delivered to PLD on the date hereof (the "Disclosure Schedule"). CII is duly qualified as a foreign corporation, and is in good standing in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on CII. Except as set forth on the Disclosure Schedule, all of the outstanding Shares of CII Common Stock are validly issued, fully paid and nonassessable. CII neither directly nor indirectly owns any material interest in any corporation, partnership, joint venture or other business association or entity, except as set forth on the Disclosure Schedule.

3.02. Execution and Delivery of Agreement.

(a) CII has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by CII and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action, except for the approval of the Merger by the Stockholders of CII. This Agreement has been duly executed and delivered by CII and shall, upon receipt of approval by the holders of CII shares, constitute the legal, valid and binding obligation of CII, enforceable against CII in accordance with its terms, except that; (i) the enforceability hereof by be subject to bankruptcy insolvency, fraudulent transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy

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of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefore may be brought

(b) The Boards of Directors of CII have, and prior to the Effective Time the requisite number of stockholders shall have, by resolution duly adopted, approved the Merger and this Agreement by the vote of or by written consent as required by Delaware law.

(c) Except as set forth on the Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not violate (i) the Certificate of Incorporation or Bylaws of CII; (ii) any material contractual restriction binding on CII; or (iii) any judgment order, decree, law, rule or regulation applicable to CII or their respective properties, which contravention would have a material adverse effect on the ability of CII to consummate the transactions contemplated by this Agreement or on the business or financial condition of CII. No approval or authorization of, or filing with any governmental or regulatory authority is required for the execution and delivery of this Agreement by CII or the consummation by CII of the transactions contemplated hereby, except the filing of the appropriate Certificate of Merger, and the amendments to CII's Certificate of Incorporation with the appropriate official of the State of Delaware.

3.03. Capital Stock.

(a) The authorized capital stock of CII consists of 140,000,000 Shares of $.0004 par value common stock, of which 11,870,500 shares are issued and outstanding. As of the date hereof, no other equity securities of CII are outstanding or reserved for issuance. No shares of CII common stock are held in CII's treasury or reserved for issuance. All outstanding shares of capital stock of CII are duly authorized, validly issued, fully paid and nonassessable. There are not outstanding on the date hereof any subscriptions, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating CII to issue, deliver or sale, or cause to be issued, delivered or sold, any additional shares of the capital stock of any class or series, or any securities convertible into or exchangeable for shares of capital stock of any class or series, of CII or obligating CII to grant, extend or enter into any such agreement or commitment.

3.04 Financial Statements.

(a) Attached hereto as Exhibit 3.04 are the following financial statements (collectively the "CII Financial Statements"); audited consolidated balance sheets and statements of income, changes in stockholder's equity and cash flow as of the last two years; The CII Financial Statements (including the notes thereto) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby, and present fairly the financial condition of CII and its subsidiaries, if any, as of such dates, and for the results of the

operations of CII and its subsidiaries, if any, for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

(b) Since the Most Recent Fiscal Month End, there has not been any material adverse change in the financial condition of CII, taken as a whole. Without limiting the generality of the foregoing, since that date, CII has not engaged in any practice, taken any action, or entered into any transaction outside the ordinary course of business, and no change has occurred which has or may reasonably be expected to have a material adverse affect on the ability of CII to consummate the transactions contemplated by this Agreement or on the business or financial condition of CII.

3.05 Other Information.

(a) None of the written information supplied by or on behalf of CII to PLD, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or to correct any statement previously made.

(b) All written statements, memoranda, certificates, schedules, lists or other written information (including without limitation, financial information) heretofore or hereafter provided by CII to PLD or any of its representatives, pursuant to the terms hereof or otherwise in connection with the transactions contemplated hereby, have been and will be true and correct in all material respects, and do not, and will not, contain any material misleading statement or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made and in view of all the written information which was provided by CII or any of their representatives, not misleading.

3.06 Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of CII in such manner as to give rise to any valid claim against CII or PLD for any broker or finder's fee or similar compensation in connection with the merger.

3.07. No Violation of Law. (a) to the knowledge of CII, the Business of CII is being conducted in conformity with applicable law, ordinance, regulation, judgment, decree, injunction or order of any court or other governmental entity, except for violations which, individually or in the aggregate, do not and are not expected to have a material adverse effect on CII taken as a whole, and; (b) no investigation or review by any governmental or regulatory entity with respect to CII is pending, or to the knowledge of CII, threatened, nor has any governmental or regulatory entity indicated an intention to conduct the same, other than those the outcome of which will not in the aggregate have or be expected to have a material adverse effect on CII taken as a whole.

3.08. Litigation. There is no suit, action, proceeding, claim, demand, arbitration, grievance, citation, summons, subpoena, inquiry, or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending, or to the knowledge of CII, or any Shareholder threatened against or affecting CII or any of its subsidiaries at law or in equity, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, the results of which would have a material adverse effect on CII.

3.09. Taxes.

(a) (i) all returns and reports of all Taxes (as defined below) including, without limitation, consolidated federal income tax returns of CII, withholding tax returns, and tax reports, required to be filed with respect to CII or any of its income, properties or operations (taking into account all extensions of due dates); (ii) all information provided in such returns, declarations and reports is true, correct and complete in all material respects; and (iii) all taxes attributable to CII and its subsidiaries that are or were due and payable have been paid, provided for, or are being contested in good faith.

(b) There is no claim or assessment pending or, to the best of CII's knowledge, threatened against CII for any alleged deficiency of any Taxes, and CII does not know of any audit or investigation with respect to any liability of CII for Taxes.

(c) For purposes of this Agreement, "Taxes" shall be understood to include any tax or similar governmental charge, impost or levy, together with any related liabilities, penalties, fines, additions to tax or interest, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof.

3.10. Current Negotiations and Discussions. Except as set out in the Disclosure Schedule, as of the date of this Agreement, neither CII nor any of its affiliates, officers, directors, representatives, or agents is in negotiations with, or soliciting offers or proposals from any corporation, partnership, person or other entity or group (other than PLD and its respective directors, officers, employees, representatives or agents) in respect of any merger, sale of assets, sale of shares of capital stock or similar transactions involving CII.

3.11 Title to Assets. CII has good and marketable title to all of its assets free and clear of all security interests. The ability of CII to use any intellectual property is not currently materially and adversely affected by the bankruptcy of any licensor except that warranty, support and service obligations may not be enforceable against licensors who are bankrupt.

3.12 Events Subsequent to Most Recent Fiscal Month End. Since the Most Recent Fiscal Month End, there has not been any material adverse change in the business, financial condition, operations or results of operations or to the best knowledge of CII, the future prospects of CII.

3.13. Real Property.

(a) CII owns no real property.

(b) CII leases no real property.

3.14. Intellectual Property. CII owns no intellectual property used for the operation of the business as presently conducted.

3.15 Contracts CII is not a party to any outstanding contracts, other than the contract between CII and Fidelity Transfer Company, and is not in breach of any previous contracts.

3.16 Employees. CII is not bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. CII and its directors and officers have no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to its employees or of any unfair labor practice committed by CII.

ARTICLE IV
COVENANTS OF PLD

4.01. Ordinary Course of Business. During the period from the date of this Agreement to the Effective Time, PLD will immediately notify CII of any business practice or action or omission that is different from its ordinary and usual course of business and consistent with past practice.

4.02. Access and Information. Prior to the consummation of the Merger, PLD shall permit reasonable access for CII, and CII's officers, directors, accountants, investment bankers, counsel and other representatives, at any reasonable time prior to the termination of this Agreement to examine and, as reasonably requested by CII, make copies of and abstracts from all of its properties, books, contracts, commitments and records (including, but not limited to tax returns), but, excluding certain limited information that is highly sensitive from a competitive standpoint and not essential for evaluation of the transaction contemplated hereby, and shall furnish promptly to CII, prior to such time; (i) a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws, and; (ii) such other information concerning its business, properties and personnel CII may reasonably request.

ARTICLE V
ADDITIONAL AGREEMENTS

5.01. Stockholder Approvals. Each party to the extent required by applicable law shall call a meeting of its stockholders to be held as soon as reasonably practicable for the purpose of voting upon the Merger and related matters (the "Special Meeting"), or shall obtain the requisite consents ("Consents") from a sufficient number of stockholders to achieve approval of the Merger without the necessity of the Special Meeting.

5.02 Expenses CII, on the one hand, and PLD, on the other hand, shall bear their respective expenses, costs and fees (including attorneys' fees), except that PLD shall bear the costs of an Audit for CII, in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby shall be consummated.

5.03. Indemnification of Officers and Directors.

(a) In the event any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that PLD and CII shall, to the fullest extent permitted under applicable law or contract, and regardless of whether the Merger becomes effective, indemnify and hold harmless (and shall advance expenses to), and after the Effective Time, the Surviving Corporation and CII shall, to the fullest extent permitted under applicable law, indemnify and hold harmless (and shall advance expenses to), each past and present director, officer, employee, fiduciary and agent of PLD or CII, including, without limitation, officers and directors serving as such on the date hereof (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any of the transactions contemplated hereby, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time); (i)PLD and CII shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to PLD and CII, promptly as statements therefore are received: and (ii) PLD and CII will cooperate in the defense of any such matter; provided however, that neither PLD nor CII shall be liable for any settlement effected without its prior written consent, which consent shall not unreasonably be withheld: and provided further, that neither PLD nor CII shall be obligated pursuant to this Section 5.03 to pay the fees and disbursements of more than one counsel and one local counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action.

(b) In the event CII or the Surviving Corporation or any of their successors or assigns; (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of their properties and assets to any person, proper provisions shall be made so that the successors and assigns of the Surviving Corporation and CII assume the obligations set forth in this Section 5.03.

(c) This Section 5.03 shall survive any termination of this Agreement and the consummation of the Merger at the Effective Time and is intended to benefit each of the Indemnified Parties.

5.04. Miscellaneous Agreements. PLD and CII will use their best efforts to obtain consents of all third parties and governmental bodies necessary, or in the opinion of CII and PLD, advisable to consummate and make effective the transactions contemplated by this Agreement. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, CII or PLD shall cause the proper officers or directors of PLD or CII, as the case may be, to take all such necessary action.

5.05. Filings. Each of PLD and CII will take all such action as may be necessary under the federal and state securities laws applicable to, or necessary for, and will file and, if appropriate use their respective best efforts to have declared effective or approved all documents and notifications with SEC and other governmental or regulatory bodies which are deemed necessary or appropriate for the consummation of the Merger, and the transactions contemplated hereby, and each party shall give the other any information requested by it which is reasonably necessary to enable it to take such action.

5.06. Certain Notification. At all times prior to the Effective Time, each party shall promptly notify the other in writing of the occurrence of any event which will or may result in the failure to satisfy the conditions contained in Article VI of this Agreement.

5.07. Public Announcements. Except as required by applicable Law, none of the parties hereto shall, nor shall any person acting on behalf of any of them, make any public announcement in respect of this Agreement or the Merger, without the prior written consent of CII and PLD.

ARTICLE VI
CONDITIONS

6.01. Conditions to Obligations. The obligations of CII and PLD to effect the Merger shall be subject to the fulfillment, at the Effective Time, of the following conditions, except as PLD and CII otherwise consent in writing:

(a) The Merger shall have been approved by the requisite vote or consent of stockholders and directors of all parties;

(b) There shall not be in effect; (i) any judgment, decree or order issued by any federal, state, local, or foreign court of competent jurisdiction or; (ii) any statute, rule or regulation enacted or promulgated by any federal, state, local or foreign legislative, administrative or regulatory body of competent jurisdiction that in either of cases (i) or (ii), prohibits the consummation of the Merger or makes such consummation illegal;

(c) The directors of each of CII and PLD in the exercise of their business judgment believe that this Merger is in the best interest of each of their respective stockholders;

(d) The Reverse Split of the outstanding CII common stock as contemplated and described in Section 1.03(a) shall have been approved by the requisite vote or Consent of the stockholders and directors of CII;

(e) CII shall have legally authorized an increase of common stock from one hundred forty million (140,000,000) up to two hundred fifty million (250,000,000) shares of authorized common stock.

(f) CII shall have legally authorized one hundred million (100,000,000) shares of preferred stock with a $0.001 par value;

(g) CII shall have legally authorized a name change from Copernicus International Incorporated to Plantation Lifecare Developers, Inc.;

(h) Each party shall be satisfied with the results of its due diligence examinations;

(i) All representations and warranties set out herein shall be true and correct and all covenants set out herein shall have been performed.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

7.01. <u>Termination.</u> This Agreement may be terminated by either CII or PLD if the required approval of directors and stockholders shall not have been obtained; the conditions contained in Article VI of this Agreement have not been complied with in every material respect; there has been a failure to perform any of the covenants or agreements contained herein; or this Agreement may also be terminated at any time prior to the Effective Time by either CII or PLD if the Merger shall not have been

consummated on or before December 31, 2001, unless such date shall be extended by the mutual written consent of both parties.

7.02. Effect of Termination. In the event of the termination of this Agreement by either CII or PLD as provided in Section 7.01 hereof; (i) the Merger shall be deemed abandoned and this Agreement shall forthwith become void, and; (ii) there shall be no liability on the part of CII or PLD or their respective officers or directors, except, with respect to CII or PLD, as set forth in Sections 5.02 and 5.03 hereof and except for liability arising from a material breach of this Agreement

7.03. Amendment. This Agreement may be amended by an agreement of the parties hereto by action taken by their Boards of Directors, at any time before or after approval of the Merger by the stockholders of the parties, but after any such approval, no amendment shall be made which reduces or increases the consideration into which Shares are to be exchanged as provided in this Agreement or which in any way materially adversely affects the rights of such stockholders of CII or PLD without the further approval of such respective stockholders as required by applicable law. This Agreement may not be modified or amended except by an instrument in writing signed by or on behalf of each of the parties hereto referring specifically to the Agreement.

7.04. Waiver. No term or provision of this Agreement may be waived except that any term or provision of this Agreement (other than a requirement imposed by law) may be waived at any time by the party entitled to the benefits thereof by an instrument in writing signed by or on behalf of such party and referring specifically to the term or provision to be waived.

ARTICLE VIII
ADDITIONAL TERMS

8.01. Survival of Representations, Warranties and Agreements. The representations and warranties of CII and PLD in this Agreement, or in any instrument delivered by CII or PLD pursuant to this Agreement, shall survive the Merger and be continuing.

8.02. Closing. Unless this Agreement shall have been terminated in accordance with the provisions of Article VII hereof and the Merger herein contemplated shall have been abandoned, a closing (the "Closing") will be held promptly following the Special Meeting at the offices of Lilly Beter Capital Group, Ltd., 2424 North Federal Highway, Boca Raton, Florida 33431 or by mail at the election of the parties. At such time (the "Closing Date"), any required documents will be delivered, and immediately thereafter, the Certificate of Merger will be filed; provided however, that if any of the conditions provided for in Article VI shall not have been met or waived by the date on which the Closing is otherwise scheduled, then, subject to Section 7.01 hereof, the party to this Agreement which is unable to meet such condition or conditions shall be entitled to postpone the Closing by notice to the other parties until such condition or conditions shall

have been met or waived. Such notifying party will seek to meet such condition or conditions at the earliest practicable date.

8.03. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or sent by telex, fax or other telecommunications device capable of creating a written record (and promptly confirmed in writing) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to CII, to:
Pat Patterson
14962 Bear Valley Rd., Suite 231
Victorville, California 92392

(b) If to PLD, to:
John "Jack" Langhorne, Jr.
P.O. Box 43
Stuart, Florida 34995

With a copy to:
Celso B. Suarez, Jr.
P.O. Box 701008
Houston, Texas 77270

8.04. Miscellaneous. This Agreement (including the Disclosure Schedule, documents and instruments referred to or incorporated herein); (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (b) except for the provisions of Sections 5.02 and 5.03, is not intended to confer upon any other person any rights or remedies hereunder; (c) shall not be assigned by operation of law or otherwise; (d) shall be governed in all respects including validity, interpretation and effect, by the laws of the state of Delaware without the application of conflicts of law principles; (e) may be executed in counterparts which together shall constitute a single instrument. No party has relied upon any representation or warranty, oral or written, of any other party hereto or any of their officers, directors or stockholders except for the representations and warranties expressly set forth in this Agreement, and no officer, agent, accountant, attorney, director or stockholder of PLD or CII shall have any personal liability for the accuracy or completeness of the representations and warranties set forth in the Agreement. The headings in this Agreement are for convenience of reference only, and shall not be deemed to alter the meaning or interpretation of any of the terms hereof. Any reference to sections or articles shall be deemed to refer to the sections or articles hereof unless otherwise stated.

JWL

8.05. Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereto shall not be invalidated thereby and shall be given effect so far as possible.

[Signature page follows]

IN WITNESS WHEREOF, CII and PLD have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

COPERNICUS INTERNATIONAL INCORPORATED
a Delaware Corporation

J. W. "Pat" Patterson, President

PLANTATION LIFECARE DEVELOPERS, INC.
a Delaware Corporation

John "Jack" Langhorne, Jr., President